Exhibit 10.3

TEMPUR-PEDIC INTERNATIONAL INC.

2003 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

(Bhaskar Rao)

THIS AGREEMENT dated as of May 2, 2005, between Tempur-Pedic International Inc., a corporation organized under the laws of the State of Delaware (the “Company”), and Mr. Bhaskar Rao, residing at the address identified below (the “Optionee”).

1.    Grant of Option. Pursuant and subject to the Company’s 2003 Equity Incentive Plan as attached hereto (as the same may be amended from time to time, the “Plan”), the Company grants to you, the Optionee, an option (the “Option”) to purchase from the Company all or any part of a total of 25,000 shares (the “Optioned Shares”) of the common stock, par value $.01 per share, of the Company (the “Stock”), at a price per share equal to $19.22. The Grant Date of this Option is as of May 2, 2005.

2.    Character of Option. Subject to the limitations set forth in Section 7.1(f) of the Plan, this Option is to be treated as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

3.    Duration of Option. Subject to the following sentence, this Option shall expire at 5:00 p.m. on May 2, 2015. However, if your employment or other association with the Company and its Affiliates ends before that date (including because your employer ceased to be an Affiliate), this Option shall expire at 5:00 p.m. on May 2, 2015 or, if earlier, the date specified in whichever of the following applies:

(a)    If the termination of your employment or other association is on account of your death or disability, the first anniversary of the date your employment ends.

(b)    If the termination of your employment or other association is due to any other reason, three (3) months after your employment or other association ends.

4.     Exercise of Option.

(a)    Until this Option expires, you may exercise it as to the number of Optioned Shares identified in the table below, in full or in part, at any time on or after the applicable exercise date or dates identified in the table. However, during any period that this Option remains outstanding after your employment or other association with the Company and its Affiliates ends, including because your employer ceased to be an Affiliate, you may exercise it only to the extent it was exercisable immediately prior to the end of your employment or other association. The procedure for exercising this Option is described in Section 7.1(e) of the Plan. You may pay the exercise price due on exercise by delivering other shares of Stock of equivalent Market Value provided you have owned such shares of Stock for at least six months.

Number of Shares in Each Installment	Initial Exercise Date for Shares in Installment
6,250	May 2, 2006
1,562	August 2, 2006
1,563	November 2, 2006
1,562	February 2, 2007
1,563	May 2, 2007
1,562	August 2, 2007
1,563	November 2, 2007
1,562	February 2, 2008
1,563	May 2, 2008

1,562	August 2, 2008
1,563	November 2, 2008
1,562	February 2, 2009
1,563	May 2, 2009

5.    Transfer of Option. Except as provided in Section 6.4 of the Plan, you may not transfer this Option except by will or the laws of descent and distribution, and, during your lifetime, only you may exercise this Option.

6.    Incorporation of Plan Terms. This Option is granted subject to all of the applicable terms and provisions of the Plan, including but not limited to the limitations on the Company’s obligation to deliver Optioned Shares upon exercise set forth in Section 10 (Settlement of Awards).

7.    Miscellaneous. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof and shall be binding upon and inure to the benefit of any successor or assign of the Company and any executor, administrator, trustee, guardian, or other legal representative of you. Capitalized terms used but not defined herein shall have the meaning assigned under the Plan. This Agreement may be executed in one or more counterparts all of which together shall constitute but one instrument.

8.    Tax Consequences. The Company makes no representation or warranty as to the tax treatment to you of your receipt or exercise of this Option or upon your sale or other disposition of the Optioned Shares. You should rely on your own tax advisors for such advice. In particular, you acknowledge that in any event, as a result of the limitations set forth in Section 7.1(f) of the Plan, a significant portion of this Option will not be treated as an Incentive Option.

IN WITNESS WHEREOF, the parties have executed this Agreement as a sealed instrument as of the date first above written.

TEMPUR-PEDIC INTERNATIONAL INC.

By:	/s/ ROBERT B. TRUSSELL	/s/ BHASKAR RAO
Title:	Chief Executive Officer	Signature of Optionee

Bhaskar Rao
Name of Optionee

Optionee’s Address:

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